Exhibit 99.2

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	June 10, 2005

Omaha, NE (BRK.A; BRK.B) – Berkshire Hathaway Inc. announced today that General Re Corporation has terminated Richard Napier. Mr. Napier had been a Senior Vice President of General Re and had served as the account representative for American International Group, Inc. Mr. Napier has pleaded guilty to a federal criminal charge of conspiring with others to misstate certain AIG financial statements and has entered into a partial settlement agreement with the Securities and Exchange Commission related to such matters.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis. Common stock of the Company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

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